Exhibit 10.2 Form of Weyerhaeuser Company 2013 Long-Term Incentive Plan Stock Option Terms and Conditions

WEYERHAEUSER COMPANY
2013 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD
TERMS AND CONDITIONS
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and these Stock Option Award Terms and Conditions, Weyerhaeuser Company has granted you an Option under its 2013 Long-Term Incentive Plan (the “Plan”) to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice (the “Grant”). The Grant was made as of the date of the Compensation Committee action authorizing the Grant (the “Grant Date”). You may decline this Grant by notifying sharon.dusek@weyerhaeuser.com within one month of the Grant Date. In the event you decline this Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.
Capitalized terms not explicitly defined in this document but defined in the Plan have the definitions given to such terms in the Plan. The Option is granted to you as a participant in the Plan and is subject to the terms and conditions set out in the Plan. In addition, the Option has the following terms and conditions:
1.    Vesting. Subject to the provisions of Section 3, the Option will vest and become exercisable over a period of four years. No part of the Option will be exercisable until the one-year anniversary of the Grant Date. On the one-year anniversary of the Grant Date, 25% of the Option will vest and become exercisable, with an additional 25% of the Option vesting and becoming exercisable on each of the second, third and fourth anniversaries of the Grant Date, respectively. As of the fourth anniversary of the Grant Date, 100% of the Option will be vested and exercisable.
2.    Term. The Options will expire on the date specified in your Grant Notice, which is the tenth anniversary of the Grant Date. Following that date, you will no longer be able to exercise the Option. In addition, as set forth in Section 3, the Option may terminate earlier than the tenth anniversary of the Grant Date if your employment with the Company and all Related Companies ceases for any reason. Transfer of employment between or among the Company and its subsidiaries is not considered termination of employment. Options that are not vested before their expiration date are forfeited and without value.
3.    Termination of Employment; Death; Disability; Change in Control. In the event of your termination of employment, death or Disability or a Change in Control, the following vesting and expiration dates will apply.
(a)    Termination of Employment at Age 62. If you terminate employment at age 62 or older and if clause (ii) in the first paragraph of Section 3(g) is not applicable, your Option will vest and become exercisable according to the following schedule:
i.    If your retirement occurs on or after the one-year anniversary of the Grant Date, your Option will continue to vest according to the vesting schedule described in Section 1 above and you will be able to exercise any portion of your Option that has vested for the remaining term of the grant, up to a maximum of 10 years as provided in Section 2.

ii.    If your retirement occurs before the one-year anniversary of the Grant Date, the number of Shares for which the Option may be exercised will be pro-rated based on the number of months worked after the Grant Date. The number will be calculated by multiplying the number of shares in your Grant Notice by a fraction the numerator of which is the number of months worked after the Grant Date and the denominator of which is 12. The remaining portion of the Option will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Option. The pro-rated portion of the Option will continue to vest according to the vesting schedule described in Section 1 above and you will be able to exercise any portion of your Option that has vested for the remaining term of the grant, up to a maximum of 10 years as provided in Section 2.
(b)    Termination of Employment Due to Job Elimination. If your employment is involuntarily terminated due to the elimination of your position with the Company or any Related Company and if clause (ii) in the first paragraph of Section 3(g) is not applicable, your Option will continue to vest for one year following your termination. The remaining unvested portion of your Option as of the one-year anniversary of your termination date will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Option. You will be able to exercise the vested portion of your Option within a maximum of three years from the date of termination, or during the remaining term of the grant if that is a shorter period of time.
(c)    Termination of Employment for Other Reasons. If your employment is terminated before your Option fully vests under Section 1 and none of the other provisions under Section 3 apply, any portion of your Option that is not vested under Section 1 on the date of your termination is immediately forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Option. You will be able to exercise any portion of your Option that has vested as of the date of your termination for a maximum of 90 days from the date of termination, or during the remaining term of the grant if that is a shorter period of time.
(d)    Termination of Employment for Cause. If your employment is terminated for Cause, then, notwithstanding anything to the contrary herein, including, but not limited to, Section 3(a), both the vested and nonvested portions of the Option will automatically expire at the time the Company or Related Company first notifies you of your termination for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option, including the right to exercise any vested portion of the Option, likewise will be suspended during the period of investigation. In no event will such a suspension extend the remaining term of the grant, even if it is ultimately determined that you will not be terminated for Cause. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.
“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company or any Related Company after the Company or Related Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or any Related Company.

(e)    Termination as a result of death of the Participant. During your lifetime, this Option may be exercised only by you. If you die while actively employed, your Option is automatically 100% vested and your beneficiary or, if there is no named beneficiary, your personal representative may exercise the Option at any time or from time to time within a maximum of three years after your date of death, or during the remaining term of the grant if that is a shorter period of time.
(f)    Termination of Employment due to Disability. If your employment is terminated as a result of Disability while actively employed, your Option is automatically 100% vested. You will be able to exercise the Option within a maximum of three years from the date of termination, or during the remaining term of the grant if that is a shorter period of time.
As defined by the Company's Retirement Plan for Salaried Employees, “Disability” means “a medical condition in which a Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Administrative Committee or any person or committee delegated by the Administrative Committee to make such determinations.”

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.
It is your responsibility to be aware of the date the Option terminates.
(g)    Change in Control. In the event of a Change in Control, your Option will immediately become 100% exercisable and remain exercisable for the remaining term of the grant, up to a maximum of 10 years, but only if either: (i) the Option is not assumed, converted or replaced by the successor entity to the Company or (ii) within 24 full calendar months following the effective date of the Change in Control, your employment is either involuntarily terminated by the Company (which term includes, for purposes of this Section 3(g), any Related Company and any successor entity) other than for Cause (as defined above in Section 3(d)) or voluntarily terminated by you for Good Reason.
“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:
i.    a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;

ii.    within two years following a Change in Control, the Company's requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from the Company's headquarters immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business obligations as of the Grant Date;

iii.    a material reduction by the Company of your base salary as in effect immediately prior to the Change in Control;

iv.    a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or

v.    a material reduction in your level of participation, including your target-level opportunities, in any of the Company's short- and/or long-term incentive compensation plans in which you participate as of the Grant Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.
In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason, and (B) the Company fails to correct the event so identified in all material respects within 30 days after receipt of such notice.
4.    Securities Law Compliance. Notwithstanding any other provision of this grant, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or if the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations.
5.    Incentive Stock Option Qualification. If your Option is designated as an Incentive Stock Option in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law. However, the Company does not represent or guarantee that the Option qualifies as such.
If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the Grant Date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. In addition, a portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.
6.    Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. If shares of stock obtained upon exercise of an Incentive Stock Option are tendered to pay the exercise price for another option less than one year after the exercise date of the Incentive Stock

Option, the tender will be considered a disqualifying disposition. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting an Option designated as an Incentive Stock Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.
7.    Method of Exercise. You may exercise the Option by giving notice to the Company or a brokerage firm designated or approved by the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) by tendering (either actually or by attestation) shares of Common Stock you have owned for at least six months (if such holding period is necessary to avoid a charge to the Company's earnings); (d) to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required in accordance with procedures established by the Company; or (e) by any other method permitted by the Committee.
8.    Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.
9.    Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.
10.    No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three years of the Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
11.    Binding Effect. The terms and conditions of this grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your beneficiaries, heirs, executors, administrators, successors and assigns.
12.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. (a) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. (b) The grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options. (c) All determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company. (d) Your participation in the Plan is voluntary. (e) The value of the Option is an extraordinary item of compensation that is outside the scope of your employment contract, if any. (f) The Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. (g) The vesting of the Option ceases upon your Termination of Service for any reason except as may otherwise be explicitly provided in the Plan, the terms and conditions of this grant, or otherwise permitted by the Committee. (h) The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty. (i) If the Shares underlying the Option do not increase in value, the Option will have no value.
13.     Employee Data Privacy. By receiving this award, you: (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.
14.     Section 409A. The Option is intended to be exempt from the requirements of section 409A of the U.S. Internal Revenue Code (“Section 409A”) and shall be interpreted, operated and administered in a manner consistent with such intention. To the extent that the Company determines that the Option is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to unilaterally amend, restructure, terminate or replace the Option in order to cause the Option to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.